Exhibit 99.2

Celsion Appoints Christine A. Pellizzari to its Board of Directors

Brings extensive biopharmaceutical legal background to the Board

Appointment increases the size of Celsion’s Board from seven to eight Directors

LAWRENCEVILLE, N.J. (June 9, 2021) – Celsion Corporation (NASDAQ: CLSN), a clinical-stage company focused on DNA-based immunotherapy and next-generation vaccines, today announced the appointment of Christine A. Pellizzari to the Celsion Board of Directors, effective June 8, 2021. Ms. Pellizzari is Chief Legal Officer of Insmed Incorporated (NASDAQ: INSM), a global biopharmaceutical company dedicated to transforming the lives of patients with serious and rare diseases and brings to Celsion more than 20 years of leadership in the global pharmaceutical industry. Her appointment increases the size of Celsion’s Board from seven to eight Directors.

Ms. Pellizzari joined Insmed in 2013 as General Counsel and Corporate Secretary and was named Chief Legal Officer in 2018. She has global responsibility for legal and government affairs including corporate governance, regulatory compliance, contracting, alliance management, clinical trial oversight, labor and employment, litigation management and intellectual property strategy and portfolio management. Ms. Pellizzari served as interim head of regulatory affairs with responsibility for developing and executing the global regulatory strategy for ARIKAYCE® through a U.S. FDA Advisory Committee and NDA approval and built the legal and compliance infrastructure to support commercialization of the drug in the U.S., Europe and Japan. She supported multiple public equity and debt offerings that raised gross proceeds of more than $2.25 billion.

From 2007 through 2012 Ms. Pellizzari held various legal positions of increasing responsibility at Aegerion Pharmaceuticals, most recently as Executive Vice President, General Counsel and Corporate Secretary. She supported the company’s initial and secondary public offerings, managed its intellectual property portfolio and helped guide the company’s global regulatory strategy. Prior to Aegerion, Ms. Pellizzari was Senior Vice President, General Counsel and Secretary at Dendrite International, Inc., a publicly traded company that provided sales effectiveness, promotional and compliance solutions to the pharmaceutical industry. As a member of the company’s management team, she led many critical initiatives including evaluating and executing numerous business development transactions and the sale of the company to Cegedim S.A. in 2007. Christine joined Dendrite in 1998 from the law firm Wilentz, Goldman & Spitzer, where as an Associate she specialized in healthcare transactions and related regulatory matters.

Commenting on Ms. Pellizzari’s appointment, Michael H. Tardugno, Celsion’s Chairman, President and Chief Executive Officer, said, “We are delighted to welcome such a talented executive to our Board of Directors. Ms. Pellizzari’s broad public company legal and regulatory background, and her important contributions to the success of several biopharmaceutical companies will be invaluable to Celsion as we advance GEN-1 along the regulatory pathway in ovarian cancer and further develop PLACCINE, our nucleic acid vaccine platform. I fully expect her prior experience in support of board level actions and decisions will be of great value to the Celsion Board, our management team, and our shareholders. We look forward to benefiting from her experience and counsel.”

Ms. Pellizzari received a J.D. from the University of Colorado School of Law and a B.A. from the University of Massachusetts (Amherst). She is a member of Executive Women in Bio, Women Corporate Directors, National Association of Corporate Directors, Association of Corporate Counsel, Society for Corporate Governance and National Association of Stock Plan Professionals.

About Celsion Corporation

Celsion is a fully integrated, clinical stage biotechnology company focused on advancing a portfolio of innovative cancer treatments, including immunotherapies and DNA-based therapies; and a platform for the development of nucleic acid vaccines currently focused on SARS-CoV2. The company’s product pipeline includes GEN-1, a DNA-based immunotherapy for the localized treatment of ovarian cancer. ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, is under investigator-sponsored development for several cancer indications. Celsion also has two platform technologies for the development of novel nucleic acid-based immunotherapies and other anti-cancer DNA or RNA therapies. Both are novel synthetic, non-viral vectors with demonstrated capability in nucleic acid cellular transfection. For more information on Celsion, visit www.celsion.com.

Forward-Looking Statements

Forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, statements relating to the offering and the use of proceeds therefrom, unforeseen changes in the course of research and development activities and in clinical trials; the uncertainties of and difficulties in analyzing interim clinical data, particularly in small subgroups that are not statistically significant; FDA and regulatory uncertainties and risks; the significant expense, time and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; possible acquisitions or licenses of other technologies, assets or businesses; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic filings with the Securities and Exchange Commission. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACTS:

Celsion Corporation

Jeffrey W. Church

Executive Vice President and CFO

609-482-2455
jchurch@celsion.com

LHA Investor Relations

Kim Sutton Golodetz

212-838-3777

kgolodetz@lhai.com

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